                                                                   Exhibit 6.8


Chartwell International, Inc.


June 8, 1999

Ms. Alice M. Gluckman
Corp Secretary / Treasurer
CHARTWELL INTERNATIONAL, INC.
5730 Saloma Avenue
Van Nuys, CA  91411
(818) 989-0999                                           VIA FAX: (310) 823-6370

Dear Alice:

This letter confirms our understanding that you have agreed to accept a combination of $2,000 in cash and 17,000 shares of SportsStar Marketing, Inc. restricted common stock for your Director Fees through May 31, 1999.

From looking at our records, your fees consist of $1,000 per month and you have been paid through July 15, 1998.

July 16, 1998 - May 31, 1999                10 1/2 months x $1,000              $10,500
                                            - cash payment                        2,000
                                                                             ----------
                                                                                  8,500
                                            x cost per share                        .50
                                                                             ----------
                                            SSMK shares                          17,000

Upon receipt of your signature, the Company will overnight a check in the amount of $2,000 and issue 17,000 shares of SSMK restricted common stock in your name.

In addition, the Company agrees to pay Sharon Roddan for your legal opinion letter with the understanding that this amount will be debited against your future Director Fees.

Sincerely,

  /s/Janice A. Jones
--------------------
Dr. Janice A. Jones
Chair of the Board


Agreed, Approved, and Understood:


/s/ Alice Gluckman
-------------------------------               ----------------------------------
Alice M. Gluckman                                             Date